Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	July 20, 2005
Contact:	Joe Schierhorn, Chief Financial Officer
Phone:	(907) 261-3308

Northrim BanCorp, Inc. Reports Strong Loan and Deposit Growth
in Second Quarter 2005; Net Income of $2.7 Million

ANCHORAGE, AK—July 20, 2005—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that total portfolio loans, which exclude loans for sale, grew 13% to $700 million, compared to $617 million at June 30, 2004. Commercial loans continued to be the major component of loan growth, increasing $64 million to $303 million, or 26%, from $239 million at June 30, 2004.

At June 30, 2005, the allowance for loan losses was $10.9 million, or 1.56% of portfolio loans and 160% of non-performing loans. A year ago, the allowance for loan losses was $10.3 million, or 1.67% of portfolio loans and 115% of non-performing loans. The provision for loan losses for the quarter and six month period ended June 30, 2005, decreased 77% and 88%, respectively, to $100,000 for each period, from $429,000 and $858,000, respectively for the quarter and six month period ended June 30, 2004 due to net loan recoveries and a reduction of non-performing loans.

Net loan recoveries for the second quarter of 2005 were $49,000, versus net loan charge-offs of $365,000 for the second quarter of 2004. For the first six months of 2005, net loan recoveries were $18,000, compared to net loan charge-offs of $751,000 for the same period in 2004. Non-performing assets totaled $6.8 million, or .81% of total assets, at June 30, 2005, as compared to non-performing assets of $9 million, or 1.21% of assets, at June 30, 2004.

Total assets at June 30, 2005, were $837 million, up 13% from $739 million a year ago. Total average assets for the period ended June 30, 2005, were $818 million, up 10% from $743 million for the period ended June 30, 2004.

Total deposits increased 14% to $732 million, up from $643 million a year ago. Total average deposits for the period ended June 30, 2005, were $709 million, up 10% from $644 million for the period ended June 30, 2004. The Alaska CD, a variable-rate savings account, again led deposit growth, increasing 87% to $159 million, from $85 million at June 30, 2004.

Net income for the second quarter of 2005 decreased 4% to $2.7 million, from $2.8 million for the same period last year, which benefited from a tax rate of 35.7% as compared to a tax rate of 37.8% for the same period ending June 30, 2005. Diluted earnings per share were $0.42 at June 30, 2005, a 5% decrease from $0.44 per share in the period ended June 30, 2004. For the six-month period ended June 30, 2005, the company’s net income was $5.2 million, up 2% from $5.1 million for the same period in 2004. Diluted earnings per share for the first six months of 2005 were $0.83, a 1% increase from $0.82 per share in the first six months of 2004.

Net interest income, before the provision for loan losses, increased 4% to $10.7 million for the second quarter of 2005, from $10.3 million for the second quarter of 2004. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the second quarter of 2005 equaled 5.67%, which was a decrease from the 6.03% margin in the second quarter of 2004. “Short-term interest rates paid on deposits have risen rapidly in the past twelve months,” said Joe Schierhorn, executive vice president and chief financial officer. “This has put pressure on our net interest margin, as we cannot re-price our loans at the same pace.”

Total other operating income increased 12% to $1.1 million in the second quarter of 2005. “Income from our new Northrim Funding Services division in Washington and our Business Manager product in Alaska, both of which are used to purchase accounts receivable from customers, accounted for a majority of the increase in other operating income,” Schierhorn explained.

Total other operating expense was $7.4 million in the second quarter of 2005, an increase of 13% from the $6.5 million expense in the same period in 2004. Salaries and personnel expenses were up 10%, to $4.4 million, and occupancy costs increased 16% to $574,000, due in part to new rental costs for Northrim Funding Services division, based in the state of Washington, expansion into additional square footage in our Anchorage headquarters building, and increased amortization of leasehold improvements at other facilities. Other expenses were up 24% to $1.9 million. Approximately 50% of this increase can be attributed to costs of our new High Performance Checking program, which is a turnkey approach to restructure and market Northrim’s demand deposit accounts. “The High Performance Checking Program is designed to broaden and diversify Northrim’s deposit base, reducing our deposit costs, and generating more internal funds to meet our strong commercial loan demand,” said Marc Langland, chairman and CEO. “The transition to these new accounts will reduce fee income in the short term, but we expect the program to result in higher fee income over time.”

In the second quarter of 2005, the company’s return on average assets (ROA) was 1.30%, compared to 1.50% in the same quarter a year ago. Return on average equity was 12.36% in the quarter, compared to 14.23% in 2004.

Tangible book value per share was $13.11 at June 30, 2005, which was an increase of 12% when compared to a tangible book value per share of $11.73 one year ago. Shareholders’ equity increased 10% to $86 million at June 30, 2005 compared to $78 million at June 30, 2004, and book value per share increased to $14.17 at June 30, 2005, from $12.85 at June 30, 2004.

In September of 2002, the company instituted a stock repurchase program. The company repurchased 33,140 shares of stock in the three month period ending June 30, 2005 under this program, which leaves a remaining balance of 352,715 shares available for repurchase by the company in the future.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Balance Sheet
(Dollars in thousands, except per share data)
June 30,		December 31,	June 30,	Annual
	2005	2004	2004	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and due from banks	$29,168	$18,936	$24,564	19%
Overnight investments	8,392	12,157	6,917	21%
Portfolio investments	61,849	61,475	60,970	1%
Loans for sale	—	—	—	n/a
Portfolio loans	699,663	678,269	617,151	13%
Allowance for loan losses	(10,882)	(10,764)	(10,293)	6%

Net loans	688,781	667,505	606,858	13%
Premises and equipment, net	10,950	10,583	11,002	0%
Purchased receivables	8,661	2,191	1,365	535%
Intangible assets	6,450	6,634	6,818	-5%
Other assets	22,314	21,245	20,775	7%
Total assets	$836,565	$800,726	$739,269	13%

Liabilities and Shareholders’ Equity:
Demand deposits	$191,953	$183,959	$184,775	4%
Interest-bearing demand	66,288	59,933	57,991	14%
Savings deposits	48,452	47,406	46,246	5%
Alaska CDs	158,627	123,223	85,040	87%
Money market deposits	124,441	142,181	117,697	6%
Time deposits	142,012	142,359	150,784	-6%

Total deposits	731,773	699,061	642,533	14%
Borrowings	5,761	6,478	5,327	8%
Trust preferred securities	8,000	8,000	8,000	0%
Other liabilities	5,009	3,829	5,220	-4%

Total liabilities	750,543	717,368	661,080	14%
Shareholders' equity	86,022	83,358	78,189	10%
Total liabilities and equity	$836,565	$800,726	$739,269	13%

Average Quarter Balances — unaudited
Loans	$691,815	$664,978	$621,466	11%
Total earning assets	758,493	740,256	688,765	10%
Total assets	818,493	796,697	742,609	10%
Non-interest bearing deposits	176,679	191,863	175,559	1%
Interest bearing deposits	532,116	503,697	468,367	14%
Total deposits	708,795	695,560	643,926	10%
Shareholders' equity	86,193	82,693	78,049	10%
Average Year-to-date Balances — unaudited
Loans	$687,413	$628,830	$611,539	12%
Total earning assets	753,735	704,471	681,528	11%
Total assets	811,526	759,259	734,929	10%
Non-interest bearing deposits	176,320	181,731	171,231	3%
Interest bearing deposits	523,997	478,951	466,024	12%
Total deposits	700,317	660,682	637,255	10%
Shareholders' equity	85,269	79,278	77,264	10%

Income Statement
(Dollars in thousands, except per share data)
	Quarter Ended June 30:
	2005	2004	% Change
(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$13,501	$11,236	20%
Interest on portfolio investments	544	614	-11%
Interest on overnight investments	33	9	267%
Total interest income	14,078	11,859	19%
Interest Expense:
Interest expense on deposits	3,183	1,438	121%
Interest expense on borrowings	220	142	55%
Total interest expense	3,403	1,580	115%
Net interest income	10,675	10,279	4%
Provision for loan losses	100	429	-77%
Net interest income after provision for loan losses	10,575	9,850	7%
Other Operating Income:
Service charges on deposit accounts	450	443	2%
Earning from mortgage affiliate	82	123	-33%
Purchased receivable income	186	45	313%
Other income	347	344	1%
Total other operating income	1,065	955	12%
Other Operating Expense:
Salaries and other personnel expense	4,426	4,031	10%
Occupancy, net	574	495	16%
Equipment expense	349	327	7%
Intangible asset amortization expense	92	92	0%
Other expense	1,932	1,562	24%
Total other operating expense	7,373	6,507	13%
Income before income taxes	4,267	4,298	-1%
Provision for income taxes	1,611	1,536	5%
Net income	$2,656	$2,762	-4%
Basic EPS	$0.44	$0.45	-2%
Diluted EPS	$0.42	$0.44	-5%
Average basic shares	6,095,922	6,081,658	0%
Average diluted shares	6,278,673	6,260,985	0%

Income Statement
(Dollars in thousands, except per share data)
			Six Months Ended June 30:
			2005	2004	% Change
Interest Income:			(unaudited)	(unaudited)	(unaudited)
	Interest and fees on loans		$26,226	$21,918	20%
	Interest on portfolio investments		1,106	1,296	-15%
	Interest on overnight investments		59	20	195%
		Total interest income	27,391	23,234	18%
Interest Expense:
	Interest expense on deposits		5,790	2,782	108%
	Interest expense on borrowings		443	281	58%
		Total interest expense	6,233	3,063	103%
		Net interest income	21,158	20,171	5%
Provision for loan losses			100	858	-88%
		Net interest income after provision for loan losses	21,058	19,313	9%
Other Operating Income:
	Service charges on deposit accounts		851	874	-3%
	Earnings from mortgage affiliate		61	166	-63%
	Purchased receivable income		347	80	334%
	Other income		654	671	-3%
		Total other operating income	1,913	1,791	7%
Other Operating Expense:
	Salaries and other personnel expense		8,784	7,871	12%
	Occupancy, net		1,141	1,023	12%
	Equipment expense		693	691	0%
	Intangible asset amortization expense		184	184	0%
	Other expense		3,701	3,371	10%
		Total other operating expense	14,503	13,140	10%
		Income before income taxes	8,468	7,964	6%
Provision for income taxes			3,232	2,829	14%
		Net income	$5,236	$5,135	2%
		Basic EPS	$0.86	$0.85	1%
		Diluted EPS	$0.83	$0.82	1%
		Average basic shares	6,097,797	6,069,816	0%
		Average diluted shares	6,285,520	6,273,931	0%

Other Data
(Dollars in thousands, except per share data)
June 30,		December 31,	June 30,
	2005	2004	2004

(unaudited)		(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$5,706	$5,876	$5,988
Loans 90 days past due	1,095	290	2,541
Restructured loans	—	424	453

Total non-performing loans	6,801	6,590	8,982
Other real estate owned	—	—	—
Total non-performing assets	$6,801	$6,590	$8,982

Non-performing loans / portfolio loans	0.97%	0.97%	1.46%
Non-performing assets / assets	0.81%	0.82%	1.21%
Allowance for loan losses / portfolio loans	1.56%	1.59%	1.67%
Allowance / non-performing loans	160.01%	163.34%	114.60%
Loan charge-offs, net for the quarter	$(49)	$529	$365
Loan charge-offs, net year-to-date	$(18)	$1,024	$751
Net loan charge-offs / average loans, annualized	-0.01%	0.16%	0.25%
Other Data (At quarter end):
Book value per share	$14.17	$13.69	$12.85
Tangible book value per share	$13.11	$12.60	$11.73
Tier 1 / Risk Adjusted Assets	11.65%	11.62%	11.85%
Total Capital / Risk Adjusted Assets	12.90%	12.87%	13.10%
Tier 1 /Average Assets	10.80%	10.72%	10.79%
Shares outstanding	6,071,237	6,089,120	6,085,657
Unrealized gain (loss) on AFS securities,
net of income taxes	$(150)	$4	$(62)
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.67%	5.87%	6.03%
Efficiency ratio*	62.02%	56.24%	57.10%
Return on average assets	1.30%	1.43%	1.50%
Return on average equity	12.36%	13.79%	14.23%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	5.68%	5.88%	5.97%
Efficiency ratio*	62.06%	58.07%	58.99%
Return on average assets	1.30%	1.41%	1.41%
Return on average equity	12.38%	13.50%	13.44%
*excludes intangible asset amortization expense